Exhibit 10.13

12601 Research Parkway, Orlando, FL 32826

April 3, 2020

Dear Tom:

Luminar Technologies, Inc. (the “Company”) is very pleased to offer you a position as CFO. This is a full-time, exempt position based in our Palo Alto facility and reporting to Austin RusseIl, CEO. If you decide to join us, you will receive an annual salary of $300,000, which will be paid semi-monthly in accordance with the Company’s standard payroll policy.

We are excited about you joining the Company and look forward to a beneficial and productive relationship. If you decide to join the Company, it will be recommended to the Company’s Board of Directors (the “Board”) that the Company issue you a one-time option grant to purchase 135,000 shares of the Company’s Common Stock (the “Option”). The Option will vest and become exercisable over a 4-year period, with 25% vesting and becoming exercisable 12 months after the start date of your employment with the Company, and the balance vesting and becoming exercisable in equal monthly installments over the next 36 months, subject to your continuous {full-time employment/part-time} employment with the Company through each such vesting date. The exercise price per share of this Option will be equal to the fair market value per share of the Company’s Common Stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option. This Option shall be subject to the terms and conditions of the Company’s 2015 Stock Plan and the Company’s standard form of applicable Option agreement, which you will be required to sign.

No right to any equity award is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or contract.

If you decide to join us, subject to and notwithstanding the at-will nature of your employment, you will be eligible to receive a cash bonus of $200,000, which will be payable as follows: $50,000 payable on the first pay period following the end of Q2, $50,000 payable on the first pay period following the end of Q3, $50,000 payable on the first pay period following the end of Q4, and $50,000 payable on the first pay period following the end of Q1 in 2021. These bonus payments will be paid to you only if you are still actively employed by the Company at the time when each bonus payment is due and payable. Any bonus payments shall be subject to all required tax withholdings and deductions.

Beginning in Q2 [or April 2021], you will be eligible to receive an annual discretionary performance-based cash bonus of up to $200,000, which shall be linked to mutually agreed upon stretch goals and job performance. The actual amount of the discretionary bonus, if any, will be determined by the Company in its sole and exclusive discretion, taking into account factors such as your job performance and the Company’s financial performance. This bonus shall be payable on a quarterly basis (up to $50,000 per quarter), provided you remain actively employed with the Company on a full-time basis through such time that the bonus is payable. Any bonus payments shall be subject to all required tax withholdings and deductions.

We would like to help ensure that your relocation to the Palo Alto, California area is as seamless and comfortable as possible. To that end, the Company will offer you $50,000 to assist with miscellaneous relocation expenses, including any temporary housing and travel expenses, less applicable tax withholdings, to be paid on your first pay day after the start date (the “Relocation Payment”). Please note that the relocation assistance is not a vested benefit, but instead is earned over time depending on the length of your employment with the Company. Specifically, should you resign within one (1) year of your start date with the Company for any reason, you agree to reimburse the Company, upon termination, in full for the Relocation Payment.

In addition, the Company agrees to pay you up to $50,000 to cover any net loss resulting from the sale of your primary residence, located at [***], within 15 months of your start date. This benefit will be paid only if you are unable to sell your home for at least the original purchase price, not including real estate commissions, taxes, etc. You agree to use your best efforts to mitigate any potential losses. The Company will not be responsible for any losses resulting from the sale of your home that occurs more than 15 months after your start date.

In the event that you are terminated by the Company due to no fault of your own (including, but not limited to, involuntarily laid off or terminated in a reduction in force), the Company agrees to pay to you an amount equivalent to six (6) months of your base salary at the rate in effect on the date your employment is terminated, less applicable taxes and other deductions required by law, subject to the terms set forth below. The Company must deliver to you a customary severance agreement and release of all claims (the “Release”) within seven days following the date of your employment termination. As a condition of receipt of the severance benefits specified in this letter, you must (1) sign the Release and return the executed Release to the Company within the time period prescribed in the Release; and (2) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended. The total period of time described in (1) and (2) is the “Release Period.” The Company will pay you the severance benefits specified above in monthly installments in accordance with the Company’s regular payroll cycle for six (6) months following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified herein. Unless otherwise agreed to in writing by the Company, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Luminar severance plan, policy, program or practice, whether written or unwritten.

You will also be eligible to participate in the Company’s benefit plans which are an important part of your total compensation package. Our generous package offers coverage for medical, dental, vision, and life insurances, as well as an Employee Assistance Program. All benefits are available to you on your first day.

In addition to designated paid holidays, which may change depending on the year, you will enjoy flexible paid time off. These will be days of your choosing so that you may enjoy a work/life balance, subject to the Company’s general applicable time-off and/or leave policies.

The Immigration Control and Reform Act of 1986 requires that all new employees submit proof of employment eligibility and your right to work in the United States. You will be required to provide documentary evidence of your identity within three (3) business days of your date of hire. This offer of employment is contingent upon completion of satisfactory background and reference checks.

Employment at the Company is “At Will.” Either the employee or the Company can terminate the employment relationship at any time, with or without cause, and with or without notice. Nothing in this offer letter is intended to alter the Company’s policy of at-will employment. The “at will” nature of your employment may only be changed by an express written agreement signed by you and the Company’s Chief Executive Officer.

During your employment with the Company, you agree that you will not engage in any other employment, consulting or other business activity that would (1) interfere with your employment with the Company; or (2) create an actual or perceived conflict of interest without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Further, by signing this letter, you affirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company. As a condition of your employment, you are also required to sign and comply with the Company’s Confidential Information & Invention Assignment Agreement (“CIIAA”), a copy of which will be provided to you prior to your start of employment.

This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile, PDF or electronic copy will have the same force and effect as execution of an original, and a facsimile, PDF or electronic signature will be deemed an original and valid signature.

This is an important step in our company’s growth and we look forward to our relationship with you as an employee of the Company. To accept the Company’s offer of employment, please sign and date this letter in the space provided below by April 2, 2020.

Sincerely,

/s/ Austin Russell

Austin Russell

CEO

Agreed to and accepted:

Signature: /s/ Thomas Fennimore

Printed name: Thomas Fennimore

Date: 4/6/2020

Anticipated Start Date: TBD